As filed with the Securities and Exchange Commission on September 2, 2009
Registration No. 33-29772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Lowe’s Companies, Inc.
(Exact name of Registrant as specified in its Charter)

North Carolina	56-0578072
(State or other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1000 Lowe’s Boulevard
Mooresville, North Carolina	28117
(Address of principal executive offices)	(Zip Code)

Lowe’s 401(k) Plan
(Full title of the Plan)

Gaither M. Keener, Jr., Esq.
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
(Name and Address of Agent for Service)
(704) 758-2250
(Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Daniel L. Johnson, Jr., Esq.
Dumont Clarke IV, Esq.
Moore & Van Allen PLLC
100 N. Tryon Street, Suite 4700
Charlotte, North Carolina 28202
(704) 331-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8, No. 33-29772 (the “Registration Statement”) of Lowe’s Companies, Inc. (the “Company” or the “Registrant”) is being filed to reflect several amendments to the “Lowe’s Companies Employee Savings and Investment Plan”, including an amendment that changed its name to the “Lowe’s 401(k) Plan” (the “Plan”) and to file a copy of the Plan as an exhibit to the Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Item 1 will be sent or given to employees as specified by Rule 428(b). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Registration Statement on Form S-8, those documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in Item 2 will be sent or given to employees as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Registration Statement on Form S-8, those documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed by us with the Commission are hereby incorporated by reference in this Registration Statement:
•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2009 and July 31, 2009;

•	the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     The information incorporated by reference is considered to be part of this Registration Statement and information that we file later with the Commission will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interest of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article IV of the Company’s Bylaws provides that any person who serves or has served as a director or officer of the Company, or in such capacity at the request of the Company for any other corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with any threatened, pending or completed action, suit or proceeding seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity, and (ii) payments made by such person in satisfaction of any judgment, money decree, fine, penalty or reasonable settlement for which he or she may have become liable in any such proceeding. The Company may not, however, indemnify any person against liability or litigation expense he or she may incur on account of his or her activities which were at the time they were taken known or believed by such person to be clearly in conflict with the best interests of the Company. Also, the Company may not indemnify any director with respect to any liability arising out of Section 55-8-33 of the North Carolina Business Corporation Act (relating to unlawful declaration of dividends) or any transaction from which the director derived an improper personal benefit as provided in Section 55-2-02(b)(3) of the North Carolina Business Corporation Act. The Company’s Charter provides that, to the fullest extent permitted by the North Carolina Business Corporation Act, a director of the Company shall not be liable for monetary damages for breach of any duty as a director and the Corporation shall indemnify any director from liability incurred as a director.
     The Company maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Document

4	Lowe’s Companies, Inc. 401(k) Plan

15.1	Deloitte & Touche LLP Letter re: Unaudited Interim Financial Information

23.1	Consent of Deloitte & Touche LLP

24	Powers of Attorney (included on the signature page)
The Registrant received a determination from the Internal Revenue Service, dated December 20, 2004, that the form of the Plan satisfies the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Registrant undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service in a timely manner as determined under submission procedures promulgated by the Internal Revenue Service for periodic determinations that the Plan continues to satisfy the qualification requirements of Section 401(a) of the Code and will make all changes to the Plan required by the Internal Revenue Service to maintain the Plan’s qualification under Section 401(a) of the Code.

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on August 30, 2009.

LOWE’S COMPANIES, INC.
By:	/s/ Gaither M. Keener, Jr.
Gaither M. Keener, Jr.
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on September 1, 2009.

Lowe’s 401(k) Plan
By:	/s/ Marshall A. Croom
Marshall A. Croom
Chairman of Administrative Committee

POWER OF ATTORNEY
     Each of the undersigned directors and officers of the above named Registrant, by his or his execution hereof, hereby constitutes and appoints Gaither M. Keener, Jr. and Robert F. Hull, Jr., and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all additional post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Niblock Robert A. Niblock	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2009

/s/ Robert F. Hull, Jr. Robert F. Hull, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2009

Signature	Title	Date

/s/ Matthew V. Hollifield Matthew V. Hollifield	Senior Vice President and Chief Accounting Officer	September 1, 2009

/s/ David W. Bernauer David W. Bernauer	Director	September 1, 2009

/s/ Leonard L. Berry, Ph.D. Leonard L. Berry, Ph.D.	Director	September 1, 2009

/s/ Peter C. Browning Peter C. Browning	Director	September 1, 2009

/s/ Dawn E. Hudson Dawn E. Hudson	Director	September 1, 2009

/s/ Robert A. Ingram Robert A. Ingram	Director	September 1, 2009

/s/ Robert L. Johnson Robert L. Johnson	Director	September 1, 2009

/s/ Marshall O. Larsen Marshall O. Larsen	Director	September 1, 2009

/s/ Richard K. Lochridge Richard K. Lochridge	Director	September 1, 2009

/s/ Stephen F. Page Stephen F. Page	Director	September 1, 2009

/s/ O. Temple Sloan, Jr. O. Temple Sloan, Jr.	Director	September 1, 2009

INDEX TO EXHIBITS

Exhibit No.	Description of Document

4	Lowe’s Companies, Inc. 401(k) Plan

15.1	Deloitte & Touche LLP Letter re: Unaudited Interim Financial Information

23.1	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on the signature page)